Exhibit 5.1.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

July 28, 2022

Re:

CSX Corporation – $950,000,000 aggregate principal amount of its 4.100% Notes due 2032, $900,000,000 aggregate principal amount of its 4.500% Notes due 2052 and $150,000,000 aggregate principal amount of its 4.650% Notes due 2068

CSX Corporation

500 Water Street, 15th Floor

Jacksonville, Florida 32202

Ladies and Gentlemen:

CSX Corporation, a Virginia corporation (the “Company”), has filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-262788) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the Company’s $950,000,000 aggregate principal amount of its 4.100% Notes due 2032 (the “2032 Notes”), $900,000,000 aggregate principal amount of its 4.500% Notes due 2052 (the “2052 Notes”) and an additional $150,000,000 aggregate principal amount of its existing 4.650% Notes due 2068 (the “2068 Reopening Notes” and, together with the 2032 Notes and the 2052 Notes, the “Securities”). The 2068 Reopening Notes are to be issued pursuant to the provisions of the Indenture dated as of August 1, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of June 15, 1991, the Second Supplemental Indenture dated as of May 6, 1997, the Third Supplemental Indenture dated as of April 22, 1998, the Fourth Supplemental Indenture dated as of October 30, 2001, the Fifth Supplemental Indenture dated as of October 27, 2003, the Sixth Supplemental Indenture dated as of September 23, 2004, the Seventh Supplemental Indenture dated as of April 25, 2007 and the Eighth Supplemental Indenture dated as of March 24, 2010 (collectively, the “Original Indenture”). The 2032 Notes and the 2052 Notes are to be issued under the Original Indenture, as supplemented and amended by the Ninth Supplemental Indenture dated February 12, 2019, the Tenth Supplemental Indenture dated as of December 10, 2020 and the Eleventh Supplemental Indenture dated as of July 28, 2022 (together with the Original Indenture, the “Indenture”). The 2068 Reopening Notes will constitute a further issuance of, and will form a single series with, the Company’s outstanding 4.650% Notes due 2068 issued on February 20, 2018 in the original aggregate principal amount of $350,000,000. The Notes are to be sold pursuant to the Underwriting Agreement dated July 21, 2022 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

CSX Corporation

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the due authorization of the Securities by the Company and assuming the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law, (y) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of the Commonwealth of Virginia, we have relied, without independent inquiry or investigation, on the opinion of Hunton Andrews Kurth LLP to be filed as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

July 28, 2022	2